Exhibit (k)(2)

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (“Agreement”) is made this 12th day of December, 2011, by and among HMS Income LLC, a Maryland limited liability company (together its Subsidiaries, the “Borrower”) and Main Street Capital Corporation, a Maryland corporation (“Lender”).

W I T N E S S E T H:

WHEREAS, Borrower has requested that Lender make available to Borrower on the terms and for the purposes hereinafter set forth a single advance term loan in the initial principal amount of SEVEN MILLION FIVE HUNDRED THOUSAND AND 00/100 Dollars ($7,500,000.00) (the “Line of Credit” or “Loan”); and

WHEREAS, in reliance upon the representations of Borrower to Lender, Lender has agreed to make the Loan upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender hereby agree as follows:

ARTICLE 1

DEFINITIONS

In addition to terms defined elsewhere herein, the following terms as used in this Agreement shall have the indicated meanings (terms defined in the singular to have the same meaning when used in the plural, and vice versa, unless otherwise expressly indicated):

“Borrower” shall have the meaning given to such term in the recitals above.

“Borrowing Limit” shall mean $7,500,000.00.

“Business” shall mean all of Borrower’s assets, both real and personal, tangible and intangible, now existing or hereafter acquired and wherever located, and all of Borrower’s current and future business operations at all locations and in all jurisdictions.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of Texas.

“Closing Date” shall mean the date as of which this Agreement is dated.

“Collateral” shall have the meaning given to such term in Section 4.01.

“Compliance Certificate” shall have the meaning given to such term in Section 6.04.

“Curable Default” shall have the meaning given to such term in Section 7.01.

“Default” shall mean any of the events specified in Section 7.01, regardless of whether any requirement for the giving of notice (and if applicable, an opportunity to cure), the lapse of time or both has been satisfied.

“Default Rate” shall have the meaning given to such term in the Note.

“ERISA” shall have the meaning given to such term in Section 6.12.

“Event of Default” shall mean any of the events specified in Section 7.1, provided that any requirement of the giving of notice (and if applicable, an opportunity to cure), the lapse of time or both has been satisfied.

“GAAP” shall mean generally accepted accounting principles from time to time in effect in the United States of America.

“HMS BDC” shall mean HMS Income Fund, Inc., a Maryland corporation.

“Lender” shall have the meaning given to such term in the recitals above.

“Line of Credit” shall have the meaning given to such term in the recitals above.

“Line of Credit Maturity Date” shall mean December 12, 2012; provided, however, that Borrower shall have the option to extend such Line of Credit Maturity Date for one year to December 12, 2013 with Lender’s written consent upon providing written notice to Lender within 30 days prior to December 12, 2012 of its desire to so extend.

“Loan Documents” shall mean collectively this Agreement, the Note, the Pledge Agreement, the Security Account Control Agreement, the Securities Pledge and Security Agreement and all other instruments, documents and agreements from time to time evidencing, securing or otherwise relating to the Loan.

“Loan” shall have the meaning given to such term in the recitals above.

“Material Adverse Effect” and “Material Adverse Change” shall mean a material adverse effect on, or a material adverse change in, (a) the properties, business, operations, management or financial condition of Borrower, or (b) the ability of Borrower to perform any of its obligations under this Agreement, the Note or the other Loan Documents to which it is a party.

“Note” shall mean that certain Term Promissory Note dated as of the Closing Date, in the maximum principal amount of $7,500,000.00, made and executed by Borrower and payable to the order of Lender, together with any and all modifications, extensions and renewals thereof.

“Permitted Liens” shall means: (i) liens for taxes either not yet due or being contested in good faith; (ii) materialmens’, mechanics’, workmen’s, repairmen’s, landlord’s or other like liens arising in the ordinary course of business for amounts; and (iii) any other lien with respect to which Borrower shall have provided a bond or other security in an amount and under terms reasonably satisfactory to Lender.

“Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, limited liability limited partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or other form of entity not specifically listed herein.

“Plan” shall have the meaning given to such term in Section 6.12.

“Pledge Agreement” shall mean that certain Pledge and Security Agreement dated as of the Closing Date, by and between Borrower and Lender, wherein Borrower granted Lender a first priority security interest in Borrower’s property described therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Security Account Control Agreement” shall mean that certain Security Account Control Agreement dated as of the Closing Date, by and among Borrower, Lender and Amegy Bank National Association, a national banking association, as Broker, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Securities Pledge and Security Agreement” shall mean that certain Securities Pledge and Security Agreement dated as of the Closing Date, by and between Borrower and Lender, wherein Borrower granted Lender a first priority security interest in Borrower’s property described therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary” shall mean, as to any Person (a) a corporation, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock having such power only by reason of the occurrence of a contingency) to elect a majority of the board of directors or other managers thereof are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person, or (b) a partnership in which such Person is a general partner or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries or both, by such Person.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of Texas or any other applicable jurisdiction, as the context may require.

Any terms used herein without definition that are defined in the UCC shall have the meanings assigned thereto in the UCC. Any accounting terms used herein without definition shall have the same meanings as under GAAP.

ARTICLE 2

THE LINE OF CREDIT

2.01. Line of Credit. Subject to and upon the terms and conditions of this Agreement, Lender agrees to advance proceeds of the Line of Credit to Borrower.

2.02. Line of Credit Note. The indebtedness of Borrower to Lender in connection with the Line of Credit shall be evidenced by the Note and payable in accordance with the terms of the Note. Amounts outstanding under the Line of Credit shall bear interest as set forth in the Note.

2.03. Advance. Subject to the terms and conditions hereof, Lender agrees to make the Line of Credit available to Borrower pursuant to the provisions of this Article 2. Lender shall advance proceeds under the Line of Credit to Borrower as a single advance term loan on the Closing Date. Any amounts repaid or prepaid under the Line of Credit may not be re-borrowed without Lender’s written consent.

2.04. Purpose. The purpose of the Line of Credit shall be to (i) fund purchases of securities and (ii) pay certain fees and expenses associated with the Loan. The proceeds of the Line of Credit shall not be used for any other purpose. In no event shall proceeds of the Line of Credit be used for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System of the United States, or to refund any indebtedness incurred for such purpose, except in a manner that is not in violation of Regulations U and X of such Board.

2.05. Security. The Line of Credit shall be secured by (i) a first priority lien on and security interest in all personal property of Borrower granted pursuant to Article 4 below, (ii) the Pledge Agreement, (iii) the Securities Pledge and Security Agreement and (iv) the Security Account Control Agreement.

2.06. Loan Fee. Not later than the Closing Date, Borrower shall pay to Lender a fully-earned and non-refundable loan origination or commitment fee in an amount equal to $18,750. In addition, Borrower shall pay to Lender an additional fully-earned and non-refundable loan origination or commitment fee in an amount equal to $18,750 on each of the third, sixth and ninth month anniversaries of the Closing Date; provided, that the amounts borrowed hereunder have not been repaid and this Agreement terminated prior to such date.

ARTICLE 3

CONDITIONS PRECEDENT

The obligation of Lender to make the advance of proceeds of the Line of Credit is subject to Lender’s having received each of the following, all of which shall be in form and substance satisfactory to Lender:

3.01. Agreement. A counterpart original of this Agreement, duly and validly executed and delivered by or on behalf of the parties thereto;

3.02. Note. The Note, duly and validly executed and delivered on behalf of Borrower;

3.03. Loan Documents. A counterpart original of each of the Loan Documents, duly and validly executed and delivered by or on behalf of the parties thereto;

3.04. Financing Statements. Acknowledgment copies of financing statements (or amendments thereto) duly filed under the UCC in all jurisdictions necessary or, in the opinion of Lender, desirable to perfect or maintain the perfection of the security interests created by the Agreement and the other Loan Documents;

3.05. Lien Search(es). Certification to the effect that a search or searches of the public records disclosed no conditional sales contracts, security chattel mortgages, leases of personalty, financing statements, title retention agreements or other liens filed and recorded that affect the Collateral, except for Permitted Liens;

3.06. Organizational Documents. Copies of the publicly filed organizational documents of Borrower, certified by the Secretary of State in the jurisdiction of Borrower’s organization;

3.07. Bylaws. Copies of the bylaws, limited liability company agreement or other organizational document(s), and all amendments thereto, of Borrower, together with certificates of the secretary or assistant secretary of Borrower, dated as of the Closing Date, stating that such copies are complete and correct as of the Closing Date;

3.08. Good Standing and Authority. Certificates of the appropriate governmental officials of each jurisdiction as Lender reasonably may request, dated within thirty (30) days prior to the Closing Date, stating that the Borrower exists, is in good standing with respect to the payment of franchise and similar taxes and is duly qualified to transact business therein;

3.09. Incumbency. A certificate of the secretary or assistant secretary of Borrower dated as of the Closing Date, as to the incumbency and signature of all officers or managers of Borrower authorized to execute or attest to this Agreement, the Note and the other Loan Documents to which Borrower is a party, together with evidence of the incumbency of each such secretary or assistant secretary;

3.10. Authorizing Actions. Copies of the resolutions of the directors or other managers of Borrower, or the members of Borrower, as applicable, authorizing, approving and ratifying this Agreement, the Note and the other the Loan Documents and the transactions contemplated herein and therein, duly adopted by such directors, other managers or members, as applicable, together with a certificate of the secretary or assistant secretary of Borrower, dated as of the Closing Date, stating that each such copy is a true and correct copy of resolutions duly adopted at a meeting, or by action taken on written consent, of such directors, other managers or members, as applicable, and that such resolutions have not been modified, amended, rescinded or revoked in any respect and are in full force and effect as of the Closing Date;

3.11. Consents. Evidence satisfactory to Lender that Borrower has obtained all requisite consents and approvals required to be obtained from any person to permit the transactions contemplated by this Agreement, the Note and the other Loan Documents to be consummated in accordance with their respective terms and conditions;

3.12. Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

3.13. Default. No Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

3.14. Material Adverse Change. No Material Adverse Change shall have occurred.

3.15. [Intentionally omitted].

3.16. Other Documents. All other customary documents, instruments, agreements, opinions, certificates, insurance policies, consents and evidences of other legal matters, in form and substance satisfactory to Lender and its counsel, as Lender reasonably may request.

3.17. [Intentionally omitted].

ARTICLE 4

SECURITY

4.01. Grant of Security Interest. As security for the Loan and the other indebtedness and obligations of Borrower to Lender under this Agreement, the Note and the other Loan Documents, Borrower hereby grants to and creates in favor of Lender a security interest in the following properties, assets and rights of Borrower, whether now owned or hereafter acquired or arising, and wherever located (collectively, the “Collateral”):

(a)	accounts,

(b)	chattel paper,

(c)	deposit accounts,

(d)	documents,

(e)	equipment,

(f)	fixtures,

(g)	general intangibles,

(h)	goods not otherwise described herein with greater particularity,

(i)	instruments,

(j)	inventory,

(k)	investment property,

(l)	letter-of-credit rights,

(m)	money,

(n)	oil, gas and other minerals, including as-extracted collateral,

(o)      all of the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or commercial tort claims covering any or all of the foregoing, and

(p)	to the extent not included in the foregoing, all other personal property of Borrower of any kind or description.

4.02. Authorization to File Financing Statements. So long as obligations remain due and owing under the Note, Borrower hereby authorizes Lender at any time and from time to time to file, in any jurisdiction, financing statements (including any amendments thereto) that cover the Collateral and that (i) indicate the Collateral as all assets of Borrower or words of similar effect, or as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by the UCC for the sufficiency or filing office acceptance of any initial financing statement or amendment, including (A) whether Borrower is an organization, the type of organization and any organization identification number issued to Borrower and, (B) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Borrower agrees to furnish any such information to Lender promptly upon request that Lender needs to complete and file a financing statement.

4.03. Other Actions as to Any and All Collateral. Borrower further agrees to take any other action reasonably requested by Lender to insure the attachment, perfection and first priority of, and the ability of Lender to enforce, Lender’s security interest in any and all of the Collateral, including (i) authorizing, executing (to the extent that Borrower’s signature is required), delivering and filing financing statements and amendments relating thereto under the UCC, (ii) causing Lender’s name to be noted as secured party on any certificate of title for titled goods if such notation is a condition to attachment, perfection or priority of, or ability of Lender to enforce, Lender’s security interest in such Collateral, (iii) complying with any provision of any statute, rule, regulation or treaty of any jurisdiction as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Lender to enforce, Lender’s security interest in such Collateral, (iv) obtaining governmental and other third party consents and approvals, including without limitation any consent of any licensor, lessor or other person obligated on Collateral, (v) obtaining waivers from mortgagees and landlords in form and substance satisfactory to Lender and (vi) taking all actions required by the UCC or by other law, as applicable in any relevant jurisdiction.

4.04. Power of Attorney.

(a) Effective upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably constitutes and appoints Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact, with full irrevocable power and authority in the place and stead of Borrower or in Lender’s own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the intent and purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of Borrower, without notice to or assent by Borrower, to do the following:

(1)	to the extent that Borrower’s authorization given in this Article 4 is not sufficient, to file such financing statements with respect hereto, with or without Borrower’s signature, or a photocopy of this Agreement in substitution for a financing statement, as Lender may deem appropriate and to execute in Borrower’s name such financing statements and amendments thereto and continuation statements that may require Borrower’s signature;

(2)	at any time or from time to time upon the occurrence and during the continuance of an Event of Default, and at Borrower’s expense, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral in such manner as is consistent with the UCC and as fully and completely as though Lender were the absolute owner thereof for all purposes, and do all other acts and things that Lender deems necessary to protect, preserve or realize upon the Collateral and Lender’s security interest therein, or in order to effect the intent and purposes of this Agreement, all as fully and effectively as Borrower might do; and

(3)	signing Borrower’s name on any invoice or bill of lading relating to any account, on drafts against customers, on schedules of assignments of accounts, on verification of accounts and notices to customers and on notices of assignment, applications for noting of liens on certificates of title and other public records or documents of any kind as necessary or desirable to insure perfection or enforceability of Lender’s security interests in Collateral.

(b) To the extent permitted by law, Borrower hereby ratifies all that said attorneys lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable until the Loan and the other obligations of Borrower to Lender have been fully and finally satisfied.

(c) The powers conferred on Lender hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for the amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Borrower for any act or failure to act, except for Lender’s own gross negligence or willful misconduct.

4.05. Release; Termination.

(a) Upon any sale, lease, transfer or other disposition of any item of Collateral (other than sales of Inventory in the ordinary course of business), Lender will, at Borrower’s expense, execute and deliver to Borrower such documents as Borrower shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby.

(b) Upon the payment in full of the obligations evidenced by the Note, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Borrower. Upon any such termination, Lender will, at Borrower’s expense, execute and deliver to Borrower such documents as Borrower shall reasonably request to evidence such termination.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrant to Lender as follows:

5.01. Organizational Status. Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and is duly qualified to do business and in good standing in each state in which a failure to be so qualified would have a Material Adverse Effect on Borrower’s business. Borrower has the limited liability company power to own and operate its properties and to carry on its business as now conducted.

5.02. Authorization. Borrower has all requisite power, authority and legal right to execute and deliver the Loan Documents and all other instruments and documents to be executed and delivered pursuant to this Agreement, to perform and observe the provisions thereof and to carry out the transactions contemplated thereby. All actions on the part of Borrower that are required for the execution and delivery of the Loan Documents and the performance and observance of the provisions thereof have been duly authorized and effectively taken.

5.03. No Consents. As of the date hereof and thereafter, no approval, consent or other authorization (governmental or otherwise) of, or filing with, any court, agency, commission or other authority or entity is required for the due execution, delivery, performance or observance by Borrower of this Agreement and the other Loan Documents or for the payment of any sums thereunder, except for those that have been obtained and are in full force and effect. As of the date hereof, Borrower is not in default in the performance or observance of the terms or conditions of any indenture, credit, loan or similar agreement to which it is a party or by which it is bound.

5.04. Binding Effect. This Agreement constitutes, and upon execution and delivery thereof, the Note and the other Loan Documents will constitute, legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally.

5.05. Legal Restrictions. The execution and delivery of this Agreement and the other Loan Documents, consummation of the transactions therein contemplated and compliance with and observance of the provisions thereof do not and will not conflict with, contravene, result in a breach of or constitute a default under any provision of (i) any law, rule, regulation, decree, ruling, judgment, order or injunction applicable to Borrower as of the date hereof or (ii) any obligation, covenant, condition or agreement contained in any instrument or agreement to which Borrower is a party or by which Borrower or any of its property is bound as of the date hereof.

5.06. Litigation. There is no action, suit, proceeding or investigation, at law or in equity, before any court, public board or body, pending or, to the knowledge of the undersigned representative(s) of Borrower, threatened, against or affecting Borrower (i) wherein an unfavorable decision, ruling or finding is likely to result in a Material Adverse Effect, (ii) in any way contesting the existence or powers of Borrower, or (iii) questioning the validity or enforceability of this Agreement or any other Loan Document.

5.07. Compliance with Law. Borrower has obtained all necessary licenses, permits, governmental approvals and authorizations necessary or proper in order to conduct its business and affairs as heretofore conducted and as hereafter intended to be conducted and is in compliance with all laws, regulations, decrees and orders applicable to it. Borrower has at all times operated its businesses in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended. Borrower has not received, and does not expect to receive, any order or notice of any violation or claim of violation of any law, regulation, guideline, ordinance, decree, rule, judgment or order of any governmental authority or agency relating to its business operations or the property owned or used in connection therewith, as to which the cost of compliance is or might be material and the consequences of noncompliance would or might be materially adverse to the Collateral or otherwise would or might have a Material Adverse Effect.

5.08. Taxes. Borrower has filed, or caused to be filed, all required federal, state and local tax returns and has paid all taxes as shown on such returns as they have become due and has paid all other taxes, fees or other charges imposed on it prior to delinquency. No tax liens have been filed against Borrower.

5.09. [Intentionally omitted].

ARTICLE 6

COVENANTS AND AGREEMENTS

Borrower covenants and agrees during the term of this Agreement as follows:

6.01. Payment of Obligations. Borrower shall punctually pay, or cause to be paid, the principal of and interest, on the indebtedness evidenced by the Note when the same shall become due according to the terms of such Note and this Agreement.

6.02. Performance and Compliance with Other Covenants. Borrower will perform and comply with each of its covenants contained herein and in the other Loan Documents.

6.03. Further Assurances. Borrower will take all actions requested by Lender to create and maintain in Lender’s favor valid liens and/or perfected security interests in the Collateral and any collateral for the Loan (except for Permitted Liens), including, without limitation, the execution or authorization of further instruments as may be required by any law relating to notices of, or affidavits in connection with, the perfection of Lender’s security interests, and to cooperate with Lender in the filing or recording and renewal thereof.

6.04. Financial Statements.

(a) Within one hundred and twenty (120) days after the end of such fiscal year of Borrower, Borrower will provide to Lender a balance sheet of Borrower as of the end of such fiscal year with the related statements of income and cash flows for such fiscal year, prepared in accordance with GAAP consistently applied, audited by independent certified public accountants satisfactory to Lender, unless waived by Lender, certified by the chief executive officer or the chief financial officer of Borrower, and accompanied by a certificate of the chief executive officer or chief financial officer of Borrower stating that to its knowledge no Event of Default has occurred and is continuing (or specifying any Event of Default that exists and the nature thereof) as of the end of such fiscal year (a “Compliance Certificate”).

(b) Within forty-five (45) days after the end of each fiscal quarter of Borrower, Borrower will provide to Lender a balance sheet of Borrower as of the end of such period with the related statements of income and cash flows for such period and the fiscal year to date, prepared in accordance with GAAP consistently applied, certified by the chief executive officer or the chief financial officer of Borrower, and accompanied by a Compliance Certificate with respect to and as of the end of such quarterly period.

(c) In addition, Borrower shall promptly furnish to Lender, in form reasonably acceptable to Lender, any other customary financial data Lender may reasonably request from time to time.

6.05. Insurance. Borrower shall maintain insurance coverage in amounts and of types of similarly situated businesses. All such policies of insurance shall provide that such insurance shall be payable to Borrower and Lender as their respective interests may appear, and that at least thirty (30) days’ prior written notice of cancellation or modification of the policy shall be given to Lender by the insurer. Upon the request of Lender, the copies of such policies and originals of certificates shall be promptly delivered to Lender.

6.06. Taxes. Borrower shall file all required federal, state and local tax returns and pay all taxes as shown on such returns as they become due, and shall pay all other taxes, fees or other charges imposed on it prior to delinquency.

6.07. Trade Name; Place of Business. Unless it has given Lender at least 30 days’ prior written notice thereof, Borrower shall not (i) conduct its business under any trade or other name other than the name in which it has executed this Agreement, (ii) change its name, or (iii) change its principal place of business or chief executive office. Borrower’s present principal place of business and chief executive office is located at the address of Borrower set forth in Section 8.09.

6.08. Collateral.

(a) The Collateral, to the extent possession thereof is not delivered to Lender, will be kept at the address set forth in Section 8.09 or held by Broker pursuant to the terms of the Securities Pledge and Security Agreement and Borrower will not remove the Collateral from such location without providing at least thirty (30) days’ prior written notice to Lender.

(b) Except for the security interest herein granted and encumbrances permitted hereby, Borrower shall be the owner of the Collateral free from any adverse claim, lien, security interest or other encumbrance, and Borrower shall defend the same against all claims and demands of all persons at any time claiming the same or any interests therein adverse to Lender.

(c) Except as permitted by the terms hereof, Borrower shall not (A) permit any of the Collateral to be levied upon under any legal process, (B) permit anything to be done that may impair the security intended to be afforded by this Agreement, nor (C) permit any tangible Collateral to become attached to or commingled with other goods without the prior written consent of Lender.

(d) Borrower will keep the Collateral in good order and repair, will not permit anything to be done that may materially impair the value of any of the Collateral and will not use the same in violation of law or any policy of insurance thereon.

(e) Lender and its representatives will be permitted to make any examination, inspection, verification or audit of the Collateral that Lender deems necessary or proper. All reasonable expenses incurred by Lender in making such examination, inspection, verification or audit shall be reimbursed by Borrower upon Lender’s demand and shall constitute a part of the obligations to Lender until fully reimbursed.

(f) Borrower will pay (A) promptly when due, all costs of and taxes on the filing of financing statements, continuation statements, termination statements and any other publicly filed documents with respect to the security interests created hereby, (B) prior to delinquency, all taxes, assessments, governmental charges and levies upon the Collateral or incurred in connection with the use or operation of such Collateral or incurred in connection with this Agreement, (C) upon demand by Lender, any and all expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by

Lender in protecting, preserving or enforcing Lender’s rights under or in respect of this Agreement, the Loan or other obligations from Borrower to Lender or any of the Collateral, and (D) upon demand by Lender, interest on any of the foregoing amounts due and owing from Borrower to Lender hereunder, from the date due until paid, at the Default Rate.

(g) Without the prior written approval of Lender, Borrower will not sell or otherwise dispose, or offer to sell or otherwise dispose, of the Collateral other than (A) sales of inventory in the ordinary course of business and (B) dispositions of obsolete or worn-out items of tangible Collateral that are replaced with items of equivalent utility and function.

6.09. Compliance with Law and Other Agreements. Borrower shall maintain its business operations and property owned or used in connection therewith (including the Collateral) in compliance with (A) all applicable laws, regulations, rules, guidelines, ordinances, decrees and orders and (B) all material agreements, licenses, franchises, indentures, deeds of trust, mortgages and other agreements to which Borrower is a party or by which Borrower or any of its properties is bound.

6.10. Notice of Default. Borrower shall give written notice to Lender of the occurrence of any default under this Agreement or any other Loan Document promptly following its knowledge of the occurrence thereof.

6.11. Notice of Litigation. Borrower shall give notice in writing to Lender of any action, suit or proceeding wherein the amount in issue is in excess of $250,000.00 instituted by any persons whomsoever against Borrower or any material dispute between Borrower on the one hand and any governmental regulatory body on the other hand.

6.12. ERISA Plan. If Borrower has in effect, or hereafter institutes (with Lender’s consent, as hereinafter provided), a pension plan that is subject to the requirements of Title IV of the Employee Retirement Income Security Act of 1974, Pub. L. No. 93-406, September 2, 1974, 88 Stat. 829, 29 U.S.C.A. § 1001 et seq. (1975), as amended from time to time (“ERISA”), then the following warranty and covenants shall be applicable during such period as any such plan (a “Plan”) shall be in effect: (i) Borrower hereby warrants that no fact that might constitute grounds for the involuntary termination of the Plan, or for the appointment by the appropriate United States District Court of a trustee to administer the Plan, exists at the time of execution of this Agreement, (ii) Borrower hereby covenants that throughout the existence of the Plan, Borrower’s contributions under the Plan will meet the minimum funding standards required by ERISA and Borrower will not institute a distress termination of the Plan, (iii) Borrower hereby covenants that the Plan’s annual financial and actuarial statements and the Plan’s annual Form 5500 information return will be timely filed with the Internal Revenue Service and a copy delivered to Lender within thirty (30) days of the preparation thereof, and (iv) Borrower covenants that upon Lender’s request it will send to Lender a copy of any notice of a reportable event (as defined in ERISA) required by ERISA to be filed with the Labor Department or the Pension Benefit Guaranty Corporation, at the time that such notice is so filed.

No Plan shall be instituted by Borrower unless Lender shall have given its written consent thereto.

6.13. Mergers, Consolidations, Acquisitions and Sales, Subsidiaries. Except for the merger with and into HMS BDC, without the express prior written consent of Lender, Borrower shall not (i) be a party to any merger, consolidation or reorganization, nor (ii) purchase or otherwise acquire all or substantially all of the assets or stock or other ownership interests of, or any partnership or joint venture interest in, any other person, firm or entity, nor (iii) sell, transfer, convey or grant a security interest in (except for Permitted Liens) or lease all or any substantial part of its assets, nor (iv) create any Subsidiaries nor convey any of its assets to any Subsidiary.

6.14. Management, Ownership. Borrower shall not permit any change in the executive staff or management of Borrower without the prior written consent of Lender. The executive staff and management of Borrower are material factors in Lender’s willingness to institute and maintain a lending relationship with Borrower.

6.15. Conduct of Business. Borrower shall continue to engage in a business of the same general type and manner as conducted by it on the date of this Agreement.

6.16. Diversification Requirements. At the time of election and thereafter, Borrower shall remain at all times in full compliance with the asset diversification requirements of a regulated investment company under Subchapter M of the Internal Revenue Code.

6.17. Investment Company Act of 1940. Borrower shall remain at all times in full compliance with Sections 18 and 61 of the Investment Company Act of 1940.

6.18. Securities. All securities, cash and cash equivalents of Borrower shall be held at all times in that security account of Borrower covered by a Security Account Control Agreement; provided Borrower shall be permitted to retain up to $200,000.00 in a separate account to cover operating expenses.

6.19. Guaranties; Loans. Borrower shall not guarantee nor be liable in any manner, whether directly or indirectly, or become contingently liable after the date of this Agreement in connection with the obligations or indebtedness of any person or persons whomsoever, except for the endorsement of negotiable instruments payable to Borrower for deposit or collection in the ordinary course of business. Borrower shall not make any loan, advance or extension of credit to any person other than in the normal course of its business.

6.20. Debt. Without the express prior written consent of Lender, Borrower shall not create, incur, assume or suffer to exist indebtedness of any description whatsoever, except indebtedness specifically approved in writing by Lender, in its sole discretion, and excluding, however, the Note. Notwithstanding the foregoing, Borrower shall be permitted to make loans in the normal course of its business.

6.21. Expenses Paid by Borrower; Indemnification.

(a) Borrower will pay in full all out-of-pocket expenses of Lender incurred in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated by such documents, including without limitation (A) the reasonable and documented fees and disbursements of Lender’s counsel, which shall not exceed $10,000, (B) all taxes (other than income taxes) applicable to such transactions, (C) all present and future recording and filing fees and taxes, (D) all expenses incident to the preparation of this Agreement and the other Loan Documents and any waivers, amendments or modifications of the terms or provisions thereof, or consents thereunder, (E) all due diligence costs and (F) all premiums on insurance required to be maintained pursuant to the Loan Documents.

(b) Borrower shall pay to or reimburse Lender in full for all costs and expenses incurred in the collection or enforcement of (or in respect of any action taken to collect or enforce) this Agreement and the other Loan Documents upon the occurrence of any Event of Default, or in the investigation of any such Event of Default, including reasonable attorney’s fees.

(c) Borrower shall protect, indemnify, defend and hold harmless Lender from and against any and all claims, demands, lawsuits, costs, expenses, fees, obligations, liabilities, losses, damages, recoveries and deficiencies, including interest, penalties and reasonable and documented attorneys’ and paralegals’ fees and costs and amounts paid in settlement of any of the foregoing, that Lender or any of its directors, officers, employees or agents may incur or suffer or that may arise out of, result from or relate to (A) this Agreement, the Note or any of the other Loan Documents, (B) the transactions contemplated hereby or thereby or (C) the Collateral; excluding, however, liabilities resulting solely from Lender’s own gross negligence or willful misconduct.

(d) The obligations of Borrower under this Section 6.21 shall survive the payment in full of all amounts payable under the Note.

6.22. Books and Records. Borrower shall keep and maintain full and accurate books of record and accounts of its operations, dealings and transactions in relation to its business and activities, in conformity with GAAP and all requirements of law.

6.23. Inspection. Borrower shall permit any employees, agents or other representatives of Lender and any attorneys, accountants or other agents or representatives designated by Lender, at Borrowers’ expense, to (i) have access to and visit and inspect any of the accounting systems, books of account, financial records and properties, real, personal or mixed, of Borrower, (ii) examine and make abstracts from any such accounting systems, books and records, and (iii) discuss the affairs, finances and accounts of Borrower with their officers, employees or agents, all at such reasonable business times as Lender deems necessary or advisable to protect its interests.

6.24. Investments. Borrower shall not permit an aggregate percentage of more than 20% of its total investments at fair value to be debt securities that are either unsecured or are not secured by a first lien on substantially all of the assets of the obligor.

ARTICLE 7

DEFAULT AND REMEDIES

7.01. Events of Default. The occurrence of any one or more of the following shall constitute an Event of Default hereunder:

(a) Borrower’s failure to make any payment of any principal of or interest on the indebtedness evidenced by the Note when due;

(b) Any representation or warranty made or deemed made by Borrower herein or in any of the other Loan Documents or in any statements or certificates furnished by Borrower pursuant to this Agreement or in connection with the execution and delivery hereof, shall prove untrue in any material respect as of the date issued, made or deemed made;

(c) Default by Borrower in the due observance or performance of any term, covenant, condition or agreement on its part to be observed or performed under this Agreement or any other Loan Document, or the occurrence of any other default or event of default under any such Loan Document; or

(d) Borrower shall (A) generally not pay or shall be unable to pay its debts as such debts become due; or (B) make an assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (C) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (D) have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made; or (E) indicate, by any act or omission, its consent to, approval of or acquiescence in any such petition, application, proceeding or order for relief or the appointment of a custodian, receiver or trustee for it, a substantial part of its assets; or (F) suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more; or

(e) Borrower shall (A) fail to pay any indebtedness for borrowed money (other than the indebtedness evidenced by the Note), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), including any such indebtedness now or hereafter owed to Lender in excess of $100,000 (after taking into account all applicable grace periods), or (B) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any material agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, the maturity of such indebtedness, regardless of whether such failure to perform or observe shall be waived by the holder of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(f) Any action, suit or other legal proceeding shall be filed against Borrower that, if adversely determined, reasonably could be expected to have a Material Adverse Effect; or

(g) A levy shall be made under any process on any property of Borrower; or

(h) Borrower shall be liquidated, dissolved, partitioned or terminated or the charter or certificate of authority or existence of thereof shall expire or be revoked; or

(i) Any default or event of default shall occur under any of the other Loan Documents (taking into account any applicable notice and cure period provisions thereof); or

(j) Any Material Adverse Change shall occur.

With respect to any Event of Default described above that is capable of being cured and that does not already provide its own cure procedure (a “Curable Default”), the occurrence of such Curable Default shall not constitute an Event of Default hereunder if such Curable Default is fully cured or corrected within thirty (30) days (five (5) days, if such Curable Default may be cured by payment of a sum of money) of notice thereof to Borrower given in accordance with the provisions hereof.

7.02. Remedies. Upon the occurrence of any Event of Default (regardless of the pendency of any proceeding that has or might have the effect of preventing Borrower from complying with the terms of this Agreement), any obligation of Lender to make further disbursements of proceeds of the Line of Credit shall cease and be of no further force nor effect, and Lender at any time thereafter and while such Event of Default continues may, at its option, declare the indebtedness evidenced by the Note, principal and interest, and all obligations of Borrower under this Agreement and the other Loan Documents, to be immediately due and payable, and take any action at law or in equity (i) to collect amounts then due and thereafter to become due, or (ii) to enforce performance and observance of any obligation, agreement or covenant of Borrower under this Agreement, the Note or any of the other Loan Documents, or (iii) to exercise any and all other rights and remedies of Lender under this Agreement, the Note and the other Loan Documents.

7.03. No Waiver; Remedies. No failure on the part of Lender to exercise, and no delay in exercising, any right under this Agreement or any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Agreement or any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement or any of the Loan Documents are cumulative and not exclusive of any remedies provided by law.

ARTICLE 8

MISCELLANEOUS

8.01. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas.

8.02. Performance by Lender. If Borrower shall default in the payment, performance or observance of any covenant, term or condition of this Agreement, Lender may, at its option, pay, perform or observe the same and all payments made or costs or expenses incurred by Lender in connection therewith, with interest thereon at the Default Rate, shall be immediately repaid to Lender by Borrower.

8.03. Time of the Essence. Unless otherwise expressly set forth herein, time is of the essence with respect to each and every covenant, agreement and obligation of Borrower hereunder and under all of the other Loan Documents.

8.04. Binding Effect; Assignment. This Agreement binds and inures to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns, as applicable; provided, however, that Borrower may not assign any of its rights nor delegate the performance of any of its duties hereunder without the prior express written consent of Lender, and any attempt to make any such assignment or delegation without such consent shall be void.

8.05. Interest and Loan Charges Not to Exceed Maximum Allowed by Law. Anything in this Agreement, the Note or any of the other Loan Documents to the contrary notwithstanding, in no event whatsoever, whether by reason of advancement of proceeds of the Loan, acceleration of the maturity of the unpaid balance of the Loan or otherwise, shall the interest and loan charges agreed to be paid to Lender for the use of the money advanced hereunder exceed the maximum amounts collectible under applicable laws in effect from time to time. It is understood and agreed by the parties that, if for any reason whatsoever the interest or loan charges paid or contracted to be paid by Borrower in respect of the indebtedness evidenced by the Note shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then ipso facto, the obligation to pay such interest or loan charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by Lender that exceed such maximum amounts shall be applied to the reduction of the principal balance of the indebtedness evidenced by the Note or refunded to Borrower so that at no time shall the interest or loan charges paid or payable in respect of the indebtedness evidenced by the Note exceed the maximum amounts permitted from time to time by applicable law.

8.06. Severability. Any provision of this Agreement that is prohibited or unenforceable with respect to any person or circumstance or in any jurisdiction shall, as to such person, circumstance or jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision with respect to other persons or circumstances or in any other jurisdiction.

8.07. Article and Section Headings; Defined Terms. Numbered and titled article and section headings and defined terms are for convenience of reference only and shall not be construed as amplifying, limiting or otherwise affecting the substantive provisions of this Agreement.

8.08. Counterparts. This Agreement may be executed in multiple counterparts or copies, each of which shall be deemed an original hereof for all purposes. One or more counterparts or copies of this Agreement may be executed by one or more of the parties hereto, and some different counterparts or copies executed by one or more of the other parties. Each counterpart or copy hereof executed by any party hereto shall be binding upon the party executing same even though other parties may execute one or more different counterparts or copies, and all counterparts or copies hereof so executed shall constitute but one and the same agreement. Each party hereto, by execution of one or more counterparts or copies hereof, expressly authorizes and directs any other party hereto to detach the signature pages and any corresponding acknowledgment, attestation, witness or similar pages relating thereto from any such counterpart or copy hereof executed by the authorizing party and affix same to one or more other identical counterparts or copies hereof so that upon execution of multiple counterparts or copies hereof by all parties hereto, there shall be one or more counterparts or copies hereof to which is(are) attached signature pages containing signatures of all parties hereto and any corresponding acknowledgment, attestation, witness or similar pages relating thereto.

8.09. Notices. Any and all notices, elections or demands permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, election or demand hereunder, and shall be delivered personally, telecopied or sent by certified mail or nationally recognized courier service (such as Federal Express), to the other party at the address set forth below, or at such other address as may be supplied in writing and of which receipt has been acknowledged in writing. The date of personal delivery or telecopy or the date of mailing (or delivery to such courier service), as the case may be, shall be the date of such notice, election or demand, and rejection, refusal to accept or inability to deliver because of a changed address of which no notice was sent shall not affect the validity of any notice, election or demand given in accordance with the provisions of this Agreement. For the purposes of this Agreement:

The address of Lender is:

Main Street Capital Corporation

1300 Post Oak Blvd., Suite 800

Houston, Texas 77056

Attention: Jason B. Beauvais

Facsimile: (713) 350.6042

Telephone: (713) 350.6000

The address of Borrower is:

HMS Income LLC

2800 Post Oak Boulevard, Suite 5000

Houston, Texas 77056-6118

Attention: Ryan Sims

Facsimile:

Telephone: (713) 966-7715

8.10. Entire Agreement; Amendments, Etc. This Agreement and the other Loan Documents constitute the entire agreement of Lender and Borrower with respect to the Loan. No amendment of any provision of this Agreement, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.11. Jurisdiction and Venue. Borrower hereby consents to the jurisdiction of the courts of the State of Texas and the United States District Court of Texas, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of its obligations arising under this Agreement or any other Loan Documents or with respect to the transactions contemplated hereby, and expressly waives any and all objections it may have as to venue in any of such courts.

8.12. Waiver of Jury Trial. TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, LENDER AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, COUNTERCLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE UNDER, RELATING TO OR CONNECTED WITH THE COLLATERAL, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT CONTEMPLATED HEREBY OR DELIVERED IN CONNECTION HEREWITH, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. The scope of this waiver is intended to be all-encompassing with respect to any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each of the parties hereto (i) acknowledges that this waiver is a material inducement for the parties to the Loan Documents to enter into a business relationship, that the parties to the Loan Documents have already relied on this waiver in entering into same and the transactions that are the subject thereof, and that they will continue to rely on this waiver in their related future dealings and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, modifications, supplements, extensions, renewals or replacements of this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

8.13. Miscellaneous.

(a) The use of defined terms herein is for convenience of reference and shall not be deemed to be limiting or to have any other substantive effect with respect to the persons or things to which reference is made through the use of such defined terms. Article and section headings herein are included for convenience of reference and shall not constitute a part hereof for any other purpose.

(b) When used herein, (A) the singular shall include the plural, and vice versa, and the use of the masculine, feminine or neuter gender shall include all other genders, as appropriate, (B) “include”, “includes” and “including” shall be deemed to be followed by “without limitation” regardless of whether such words or words of like import in fact follow same, and (C) unless the context clearly indicates otherwise, the disjunctive “or” shall include the conjunctive “and”.

(c) As used in this Agreement, unless otherwise specified the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this Agreement including all schedules and exhibits hereto, as a whole, and not to any particular provision of this Agreement, and the words “Article”, “Section”, “Paragraph” and “Addendum” refer to articles, sections, paragraphs and addenda of or to this Agreement.

(d) Any reference herein to any instrument, document or agreement, by whatever terminology used, shall be deemed to include any and all amendments, modifications, supplements, extensions, renewals, substitutions or replacements thereof as the context may require.

(e) Any reference herein to any law shall be a reference to such law as in effect from time to time and shall include any rules and regulations promulgated or published thereunder and published interpretations thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BORROWER:	HMS Income LLC,
a Maryland limited liability company

By: /s/ Ryan Sims
Name: Ryan Sims
Title: Manager

LENDER:	Main Street Capital Corporation,
a Maryland corporation

By: /s/ Todd A. Reppert
Name: Todd A. Reppert
Title: President